Exhibit 99.1

         McAfee, Inc. Reports Second Quarter Revenue of $226 Million

    Network Intrusion Prevention Business Grew by 54% Sequentially; Added
        822,000 Net New Subscribers to McAfee Online Consumer Service

          Outstanding Convertible Bonds to Be Called for Redemption

    SANTA CLARA, Calif., July 27 /PRNewswire-FirstCall/ -- McAfee, Inc.
(NYSE: MFE) today announced that for the second quarter ended June 30, 2004, consolidated net revenue was $226 million. On a GAAP basis, McAfee's second quarter net earnings were $10 million, or $0.06 per share -- diluted. On a non-GAAP basis, net earnings for the second quarter were $15 million, or $0.08 per share -- diluted. The company also intends to call its 5.25% convertible subordinated notes with an anticipated redemption date of August 20, 2004. The total redemption price including accrued and unpaid interest will be approximately $350 million. The notes are convertible into approximately 19 million shares of McAfee stock.
    McAfee demonstrated success in the security space, growing total security business revenue by 24% year over year, with bookings growing 45% year over year. Additionally, the company had strong growth in the network intrusion prevention space, with revenue increasing sequentially by 54%. The strength in the McAfee consumer business continued, adding 822,000 net new subscribers to the McAfee managed security services.
    The company ended the quarter with cash, marketable securities and restricted cash totaling $890 million. Deferred revenue continued to increase, gaining $51 million in the second quarter to bring the total to $537 million. Of the total deferred revenue, $47 million was associated with the Sniffer Technologies product line and was transferred as part of the completed sale of the business in July 2004. DSOs for the quarter were 46 days.
    "McAfee, Inc. has been involved in a significant transformation and the strong results in the second quarter demonstrate the success we are achieving with the operational and business focus changes that have been made," said George Samenuk, chairman and chief executive officer of McAfee, Inc. "McAfee is committed to providing best-in-class security solutions to protect our customers against evolving business threats."

    Financial Outlook
    McAfee is raising its guidance for the third quarter of 2004. The company now expects revenues for the third quarter of between $195 million and $200 million and non-GAAP net earnings of $0.12 per share at the middle of the range. These revisions include approximately $10 million in Sniffer related revenue and $3 million in Sniffer related operating costs not originally incorporated in the company's third quarter guidance due to the delay in the closing of the Sniffer transaction. Additionally, the company is reaffirming its guidance for the fourth quarter and expects revenues of between $200 million and $205 million and non-GAAP net earnings of $0.21 per share at the middle of the range. Guidance estimates for the third and fourth quarter non-GAAP net earnings per share assume that the company fully retires its convertible subordinated notes for approximately $350 million in cash on August 20, 2004.

    Restatement of First Quarter 2004 Operating Results
    McAfee will be restating operating results for the first quarter of 2004 to increase revenue by $2.5 million, reduce expenses by $0.2 million, increase net income by $2.0 million and increase diluted earnings per share by $0.01. The revenue adjustment is being made to properly reflect revenue on a limited number of products identified by McAfee in the context of its recent review of revenue recognition procedures. Prior to 2004, sales of these products were not significant. The expense adjustment relates primarily to a partial reversal of an expense accrual in the appropriate period based upon its settlement for less than the amount of the original accrual.

    Disclosure Statements
    Non-GAAP net earnings excludes interest expense on convertible debt, amortization of purchased technology and intangibles expense, compensation charges relating to employee stock options, restructuring costs, retention bonuses and severance payments related to acquisitions, divestiture expenses, loss on sale of assets and technology, and litigation settlements.
    McAfee is unable to provide a non-GAAP to GAAP reconciliation of projected third quarter and fourth quarter of 2004 net earnings and net earnings per share. Among other reasons, such amounts are not known or cannot be reasonably estimated at this time or, in the case of stock options, the amount of any compensation charge (credit) related to stock options depends on changes in the trading price of McAfee, Inc.'s common stock.
    McAfee estimates that every $1 increase, if any, over its stock price on June 30, 2004, would have increased its second quarter stock-based compensation charge by approximately $0.4 million. With respect to the other items, it is estimated that (i) interest expense on convertible debt (through the intended redemption date of August 20th) will be approximately
$1.2 million, (ii) for the third and fourth quarter amortization expense will be approximately $3.5 million and $3.1 million on intangibles and trademarks and $2.8 million and $2.8 million on purchased technology and (iii) for the third quarter, retention and other bonus payments and severance payments related to acquisitions and the Sniffer transaction will be approximately $5 million to $6 million. At this time we are unable to reasonably estimate the gain on the Sniffer sale and restructuring costs although we believe that these items will be significant. The estimate for interest expense on convertible debt assumes no change in McAfee, Inc.'s stock price or the LIBOR interest rate from June 30, 2004. The estimate for amortization expense does not include any future impairment of intangible assets with respect to previous acquisitions.
    The company will host a conference call today at 1:30 p.m. Pacific, 4:30 p.m. Eastern to discuss its quarterly results. Participants should call 888-396-5756 (U.S.), or 773-756-0221 (international), pass code: MFE. A Web cast of the call may also be found on the Internet at: http://ir.thomsonfn.com/InvestorRelations/PubMultimedia.aspx?partner=8865 (due to the length of the URL, you may need to copy and paste it into your browser).
    Attendees should dial in at least 15 minutes prior to the conference call. A replay of the call will be available until October 27, 2004 by calling 888-568-0870 (U.S.), or 402-998-1546 (international).

    Operating Highlights

    Regarding the Company:
    In the second quarter the company announced it changed its name to McAfee, Inc. from Network Associates. McAfee continues to be traded on the New York Stock Exchange under the new ticker symbol MFE. Additionally, the company announced the recently completed sale of the Sniffer Technologies product line to Network General Corporation, marking a significant step forward in its strategic transformation.
    Also in the second quarter, the company held its Partner Symposium events in San Antonio, Texas; Cannes, France; and Hokkaido, Japan. The events brought together partners with company executives to learn more about the corporate strategy. At the events, McAfee launched the SecurityAlliance global partner program, built to enhance the commitment to support partner's needs and contribute to their ongoing growth and success. McAfee also announced that leading distributor GE Access will offer the McAfee host and network based intrusion prevention solutions in North America.

    Regarding Products

    McAfee System Protection
    McAfee built upon its award-winning technology with the introduction of McAfee(R) VirusScan(R) Enterprise 8.0i, the industry's first next-generation anti-virus solution to offer intrusion prevention for proactive protection for PCs and servers without updates. McAfee also introduced McAfee Entercept 5.0, providing the most advanced host intrusion prevention available for enterprise customers. The solution offers firewall integration, expanded attack signatures, increased enterprise scalability and extended management capabilities.
    In addition, McAfee introduced two key solutions built for small business customers: McAfee SMB editions -- designed specifically with ease of use in mind for small to mid-size businesses. These editions feature McAfee ProtectionPilot(TM), which was recently recognized by Network World as "very intuitive and easy to use; with excellent user interface and the ability to remotely control anti-virus clients"; and McAfee Secure-1(TM), a managed gateway and desktop security solution for small businesses that combines Check Point Safe@Office(TM) and McAfee(R) VirusScan(R) ASaP.
    As part of the Trusted Connection Strategy, McAfee announced full support for Phase 1 of the Cisco Network Admission Control (NAC) program and Microsoft Network Access Protection with McAfee(R) VirusScan(R) Enterprise 8.0i and 7.x products and membership with the Trusted Computing Group (TCG). Through these industry collaborations, McAfee helps validate that systems connecting to the network, from both internal and external access points, are brought to compliance before they are allowed to connect.
    The McAfee System Protection Solutions delivered key customer wins in the second quarter of 2004, including a seven-figure win at Unilever in the U.S. Unilever selected McAfee because of its management capabilities and the integration of host-based intrusion prevention. Additionally, Grupo Camargo Correa, the largest Brazilian construction company, and Grupo EPM, one of the largest telecommunications companies in Colombia, selected the McAfee System Protection solutions.

    McAfee Network Protection

    McAfee IntruShield
    In the second quarter, the company continued to lead the network intrusion prevention space with the introduction of McAfee IntruShield 2.1. The next-generation solution redefines the space with the introduction of network-based encrypted threat protection and internal firewall integration. The product also includes host intrusion prevention event integration, providing users with a centralized and unified console for both McAfee IntruShield and McAfee Entercept solutions.
    Customers around the globe deployed IPS technology from McAfee, Inc. This quarter, Young-Nam University in Seoul, Korea deployed the IntruShield 4000 to protect its campus network from today's known, zero-day and encrypted attacks. Additionally, National Institute of Advanced Industrial Science and Technology
(AIST), the largest public research organization in Japan, deployed McAfee IntruShield to provide real-time intrusion prevention, comprehensive intrusion protection and flexible deployment capabilities.
    McAfee IntruShield delivered key customer wins in the second quarter of 2004, including the National Institute of Advanced Industrial Science and Technology in Japan and ABB, a leading power and automation manufacturer in Europe.

    McAfee Consumer
    The McAfee Consumer business demonstrated its market leadership position in online managed services by signing up more than 822,000 net new subscribers in the second quarter. This brings the total number of subscribers to more than 5.4 million and the average number of subscriptions per subscriber to 1.43.
    McAfee's partnership with AOL continued to gain traction and illustrate value to AOL's customer base. In May, AOL announced that it had successfully blocked more than one billion virus-infected emails since launching its partnership with McAfee in April of 2003. Additionally, Dell launched a customized and localized McAfee Security Center, which includes trial versions of McAfee services on Dell PCs purchased in the UK, Ireland, France, Germany, Austria, Switzerland and Japan. McAfee services are also now available to these Dell customers at time of purchase and factory installed on new Dell PCs. Wanadoo, the UK's largest ISP, launched a program to provide customized versions of McAfee Privacy Service, McAfee VirusScan and McAfee Personal Firewall Plus to all of its UK customers. DSG, the UK's largest computer retailer, began recommending McAfee Internet Security Suite as a "must have" with all new PCs. In Australia, Telstra's BigPond joined with McAfee to provide subscription-based desktop anti-virus protection for BigPond members.

    About McAfee, Inc.
    With headquarters in Santa Clara, Calif., McAfee, Inc. creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. McAfee's customers span large enterprises, governments, small and medium sized businesses, and consumers. For more information, McAfee, Inc. can be reached at 972-963-8000 or on the Internet at http://www.mcafee.com/ .

    NOTE: McAfee, McAfee Protect Plus, McAfee Security Perpetual Plus, McAfee Security Subscription Plus, AVERT, McAfee Trusted Connection Strategy, Entercept, VirusScan, McAfee Desktop Firewall ASaP, GroupShield, SpamKiller, ePolicy Orchestrator, ePO, IntruShield, Sniffer, InfiniStream, Protection-in-Depth, Netasyst and nPO are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

    Forward-Looking Statements
    The foregoing contains forward-looking statements which include those regarding McAfee's ongoing transformation and success in achieving its operational and business focus changes; market strength and success in our markets, including the overall security market, intrusion prevention market and consumer market; expected operating results for the third and fourth quarters of 2004; the anticipated benefits of various strategic alliances and partnerships; new product introductions and related product benefits; and the anticipated redemption of the convertible subordinated notes (convertible into approximately 19 million McAfee shares) for approximately $350 million in cash on the redemption date. Actual results could vary perhaps materially and the expected results may not occur. McAfee may not capitalize on growth opportunities in new or existing markets, the company may not benefit from its strategic alliances or partnerships as anticipated, customers may not respond as favorably as anticipated to the company's product offerings or the company may not satisfactorily anticipate or meet its customer's needs or expectations. McAfee may not achieve the desired savings or other related benefits from its ongoing transformation, including the recently completed Sniffer sale, on a timely basis or at all; McAfee product revenues may be adversely impacted as a result of the transfer to Network General of a significant number of the members of the McAfee sales force who have historically also sold McAfee products; McAfee's business, including its sales force and internal finance and IT operations, may be disrupted or otherwise strained due to company cost saving measures and post-closing obligations to provide transitional and other support services to Network General. Prior to the redemption date, holders of the convertible subordinated notes may convert their notes into shares of common stock at an effective conversion price of approximately $18.31 per share, possibly resulting in additional outstanding shares or requiring us to spend additional amounts to acquire in full the shares underlying the notes. Actual results are also subject to a number of other factors, including customer and distributor demand fluctuations and macro and other economic conditions both in the U.S. and internationally; successful sales force coordination and execution; attracting and retaining qualified sales force and other personnel; and successful development, introduction and adoption by customers of new products and enhancements that meet customer demand. More information on risks and uncertainties related to McAfee and its business may be found in filings with the SEC.

    Introduction to Tables
    Non-GAAP net earnings excludes interest expense on convertible debt, amortization of purchased technology and intangibles expense, compensation charges relating to employee stock options, restructuring costs, retention bonuses and severance payments related to acquisitions, divestiture expenses, loss on sale of assets and technology, and litigation settlements.


                        McAFEE, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)
                                 (Unaudited)

                                                  June 30,        December 31,
                                                    2004              2003
    Assets:
       Cash and marketable securities             $869,230          $766,257
       Restricted cash                              20,749            20,547
       Accounts receivable, net                    115,985           170,218
       Prepaid expenses and other current assets   110,748            97,616
       Assets held for sale                             --            24,719
       Property and equipment, net                 106,238           111,672
       Deferred taxes                              347,625           359,746
       Goodwill, intangibles and other
        long term assets, net                      539,903           569,723
             Total assets                       $2,110,478        $2,120,498

    Liabilities:
       Accounts payable                            $22,072           $32,099
       Accrued liabilities                         125,664           147,281
       Liabilities related to assets held
        for sale                                        --            23,310
       Deferred revenue                            536,561           459,557
       Convertible debt                            339,079           347,397
       Other long term liabilities                 241,399           222,765
             Total liabilities                   1,264,775         1,232,409

    Stockholders' equity:
       Common stock                                  1,648             1,621
       Treasury stock                             (149,972)           (4,707)
       Additional paid-in capital                1,125,478         1,087,625
       Deferred stock-based compensation              (320)             (598)
       Accumulated other comprehensive
        income                                      30,551            34,027
       Accumulated deficit                        (161,682)         (229,879)
             Total stockholders' equity            845,703           888,089
             Total liabilities and
              stockholders' equity              $2,110,478        $2,120,498


                        McAFEE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share data)
                                 (Unaudited)

                                       Three Months Ended   Six Months Ended
                                             June 30,            June 30,
                                         2004      2003      2004      2003

    Net revenue                        $225,667  $217,025  $444,781  $436,339

    Cost of net revenue                  34,288    33,367    68,087    65,287
    Amortization of purchased technology  3,276     2,776     6,669     4,517

       Gross profit                     188,103   180,882   370,025   366,535

    Operating costs:

       Research and development (1)      44,346    44,952    89,726    91,382

       Marketing and sales (2)           96,114    86,759   189,072   175,700

       General and administrative (3)    34,438    28,761    61,343    56,646

       (Gain) loss on sale/disposal of
        assets and technology               274      (904)  (46,231)     (941)

       Litigation settlement             (5,890)       --   (24,991)       --

       Amortization of intangibles        3,516     3,721     7,089     8,732

       Restructuring costs                  682     6,826     2,872    22,607

       Restatement costs                     --       955      (250)      955

       Divestiture expense                  803        --       803        --

       In process research and development   --     6,600        --     6,600

       Acquisition retention bonuses and
        severance                           630     1,299     2,040     1,299

       Total operating costs            174,913   178,969   281,473   362,980

       Income from operations            13,190     1,913    88,552     3,555

    Interest and other income, net        2,905     3,160     7,498     8,756
    Interest expense on convertible debt (2,137)   (2,034)   (2,878)   (5,205)
    Gain on sale of securities               --        --       246        --
    Loss on redemption of debt               --      (136)       --    (2,727)

       Income before provision for income
        taxes and cumulative effect of
        change in accounting principle   13,958     2,903    93,418     4,379

    Provision for income taxes            3,768       412    25,221       556

       Income before cumulative effect
        of change in accounting
        principle                        10,190     2,491    68,197     3,823

    Cumulative effect of change in
     accounting principle, net of tax        --        --        --    11,142

       Net income                       $10,190    $2,491   $68,197   $14,965

    Net income per share - basic          $0.06     $0.02     $0.42     $0.09
    Net income per share - diluted (4)    $0.06     $0.02     $0.40     $0.09

    Shares used in per share calculation
     - basic                            160,313   160,341   161,800   159,954
    Shares used in per share calculation
     - diluted                          163,925   164,608   184,705   165,053

    (1) Includes stock-based compensation charges of $258 and $576 for the three months ended June 30, 2004 and 2003, respectively, and $1,572 and $1,318 for the six months ended June 30, 2004 and 2003, respectively.

    (2) Includes stock-based compensation charges of $51 and $158 for the three months ended June 30, 2004 and 2003, respectively and $687 and $414 for the six months ended June 30, 2004 and 2003, respectively.

    (3) Includes stock-based compensation charges of $131 and $225 for the three months ended June 30, 2004 and 2003, respectively and $407 and $1,194 for the six months ended June 30, 2004 and 2003, respectively.

    (4) In computing net income per share on a diluted basis for the six months ended June 30, 2004 net income has been increased to $74,212 which includes $6,015 for the after-tax amount of interest expense recognized in the period associated with the dilutive convertible securities. The shares used in net income per share on a diluted basis include an additional 19.1 million shares that would had been outstanding if the dilutive securities had been converted as of the beginning of the period.


                        McAFEE, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share data)
                                 (Unaudited)

                                        Three Months Ended   Six Months Ended
                                             June 30,            June 30,
                                         2004      2003      2004      2003

        Net revenue                    $225,667  $217,025  $444,781  $436,339

        Cost of net revenue              34,288    33,367    68,087    65,287
        Amortization of purchased
         technology                          --        --        --        --

          Gross profit                  191,379   183,658   376,694   371,052

        Operating costs:

          Research and development       44,088    44,376    88,154    90,064

          Marketing and sales            96,063    86,601   188,385   175,286

          General and administrative     34,307    28,536    60,936    55,452

          (Gain) loss on sale/disposal
           of assets and technology          --        --        --        --

          Litigation settlement              --        --        --        --

          Amortization of intangibles        --        --        --        --

          Restructuring costs                --        --        --        --

          Restatement costs                  --        --        --        --

          Divestiture expense                --        --        --        --

          In process research and
           development                       --        --        --        --

          Acquisition retention
           bonuses and severance             --        --        --        --

          Total operating costs         174,458   159,513   337,475   320,802

        Income from operations           16,921    24,145    39,219    50,250

        Interest and other income, net    2,905     3,160     7,498     8,756
        Interest expense on
         convertible debt                    --        --        --        --
        Gain on sale of securities           --        --        --        --
        Loss on redemption of debt           --        --        --        --

          Income before provision for
           income taxes                  19,826    27,305    46,717    59,006

        Provision for income taxes        4,957     6,826    11,680    14,978

          Pro forma net income          $14,869   $20,479   $35,037   $44,028

        Net income per share - diluted    $0.08     $0.11     $0.19     $0.24

        Shares used in per share
         calculation - diluted (1)      183,017   183,700   184,705   184,145

    (1) The above per share calculations treat outstanding convertible debt on an as-converted basis, resulting in an increase of 19.1 million shares for the three and six months ended June 30, 2004 and 2003.

    The accompanying reconciliation of pro forma condensed consolidated statements of income to the condensed consolidated statements of income is an integral part of the above pro forma financial information. The Company believes that the above pro forma information is an additional meaningful measure of operating performance. However, this pro forma information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating results and other financial information as determined under accounting principles generally accepted in the United States of America.


                        McAFEE, INC. AND SUBSIDIARIES
   RECONCILIATION OF CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
              TO THE CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share data)
                                 (Unaudited)

                                          Three Months Ended Six Months Ended
                                               June 30,          June 30,
                                            2004     2003     2004     2003

    McAfee, Inc. pro forma net income      $14,869  $20,479  $35,037  $44,028

     Amortization of purchased technology   (3,276)  (2,776)  (6,669)  (4,517)

     Amortization of intangibles            (3,516)  (3,721)  (7,089)  (8,732)

     Stock compensation charge                (440)    (959)  (2,666)  (2,926)

     Restructuring costs                      (682)  (6,826)  (2,872) (22,607)

     Restatement costs                          --     (955)     250     (955)

     In process research and development        --   (6,600)      --   (6,600)

     Divestiture expense                      (803)      --     (803)      --

     Acquisition retention bonuses and
      severance                               (630)  (1,299)  (2,040)  (1,299)

     Litigation settlement                   5,890       --   24,991       --

     Interest expense on convertible debt   (2,137)  (2,034)  (2,878)  (5,205)

     Gain on sale of securities                 --       --      246       --

     Gain (loss) on sale/disposal of assets
      and technology                          (274)     904   46,231      941

     Loss on redemption of debt                 --     (136)      --   (2,727)

     Provision for income taxes              1,189    6,414  (13,541)  14,422

     Cumulative effect of change in accounting
      principle                                 --       --       --   11,142

    McAfee, Inc. consolidated net income   $10,190   $2,491  $68,197  $14,965

    Net income per share - diluted           $0.06    $0.02    $0.40    $0.09

    Shares used in per share calculation
     - diluted                             163,925  164,608  184,705  165,053


     McAfee, Inc.
     Historical Bookings by Product Group
     (in thousands)                 Q2'04          Q1'04           Q4'03

       The New McAfee          $266,010   87%  $222,865   86%  $252,780   72%

       Corporate Security      $161,662   53%  $135,698   52%  $179,600   51%
         - Enterprise            77,561   25%    57,353   22%    90,613   26%
         - SMB                   65,953   21%    71,226   27%    76,436   22%
         - IntruShield           18,148    6%     7,119    3%    12,551    4%

       Consumer Security       $104,348   34%   $87,167   34%   $73,180   20%
             - McAfee.com        73,402   24%    62,041   24%    49,400   14%
             - Retail            30,946   10%    25,126   10%    23,780    7%

       NAI Labs                      --    0%        --    0%        --    0%

       Sniffer                   41,427   13%    33,996   13%    76,748   22%
       Magic                        (65)   0%     2,574    1%    19,378    6%
       PGP                                 0%        --    0%        --    0%

       Total MFE               $307,372  100%  $259,435  100%  $348,906  100%


                                    Q3'03           Q2'03          Q1'03

       The New McAfee          $216,153   76%  $182,882   74%  $168,295   75%

       Corporate Security      $142,253   50%  $136,036   55%  $127,690   57%
         - Enterprise            67,053   24%    66,858   27%    58,385   26%
         - SMB                   68,363   24%    68,193   27%    69,305   31%
         - IntruShield            6,837    2%       985    0%        --    0%

       Consumer Security        $73,900   26%   $46,846   19%   $40,605   19%
             - McAfee.com        48,277   17%    31,908   13%    26,125   12%
             - Retail            25,623    9%    14,938    6%    14,480    6%

       NAI Labs                      --    0%        --    0%        --    0%

       Sniffer                   49,731   18%    50,700   20%    43,040   19%
       Magic                     16,321    6%    14,677    6%    13,230    6%
       PGP                           --    0%        --    0%        84    0%

       Total MFE               $282,205  100%  $248,259  100%  $224,649  100%


     McAfee, Inc.
     Historical Revenue by Product Group
     (in thousands)                 Q2'04          Q1'04           Q4'03

       The New McAfee          $187,229   82%  $174,010   79%  $190,960   70%

       Corporate Security      $116,458   52%  $125,633   57%  $128,299   47%
         - Enterprise            56,883   25%    52,615   24%    65,345   24%
         - SMB                   49,391   22%    66,409   30%    53,831   20%
         - IntruShield           10,184    5%     6,609    3%     9,122    3%

       Consumer Security        $68,941   31%   $47,017   20%   $61,310   23%
             - McAfee.com        46,502   20%    41,561   17%    35,619   14%
             - Retail            22,439   10%     5,456    3%    25,691    9%

       NAI Labs                   1,830    1%     1,360    1%     1,351    0%

       Sniffer                   38,438   17%    42,253   20%    63,933   24%
       Magic                         --    0%     2,850    1%    17,329    6%
       PGP                           --    0%        --    0%        --    0%

       Total MFE               $225,667  100%  $219,114  100%  $272,222  100%


                                    Q3'03           Q2'03           Q1'03

       The New McAfee          $165,589   73%  $151,018   70%  $153,778   70%

       Corporate Security      $114,690   50%  $107,587   50%  $123,406   56%
         - Enterprise            54,635   24%    51,214   24%    54,721   25%
         - SMB                   54,577   24%    55,463   26%    68,685   31%
         - IntruShield            5,478    3%       910    0%        --    0%

       Consumer Security        $48,383   21%   $39,998   18%   $26,650   12%
             - McAfee.com        24,882   11%    21,827   10%    19,892    9%
             - Retail            23,501   10%    18,171    8%     6,758    3%

       NAI Labs                   2,517    1%     3,433    2%     3,722    2%

       Sniffer                   47,745   21%    49,590   23%    48,908   22%
       Magic                     14,441    6%    16,110    7%    15,284    7%
       PGP                           --    0%       307    0%     1,344    1%

       Total MFE               $227,775  100%  $217,025  100%  $219,314  100%


SOURCE  McAfee, Inc.
    -0-                             07/27/2004
    /CONTACT: media, Dana Lengkeek, +1-408-346-5184, or investors, Kelly Blough, +1-408-346-3481, both of McAfee, Inc./
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20040426/MCAFEELOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, 1-888-776-6555 or +1-212-782-2840/
    /Web site:  http://www.mcafee.com /
    (MFE)

CO:  McAfee, Inc.
ST:  California
IN:  CPR HTS NET STW
SU:  ERN CCA